Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

April 18, 2025

Dominari Holdings Inc.

725 5th Avenue, 22nd Floor

New York, New York 10022

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as securities counsel to Dominari Holdings Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company for resale by the selling stockholders (the “Selling Stockholders”) listed in the prospectus included as a part of the Registration Statement of up to an aggregate of 13,940,546 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including (i) 2,436,587 Shares of Common Stock issued by the Company to certain investors pursuant to securities purchase agreements, each dated February 10, 2025, in a private placement offering that closed on February 14, 2025 (the “Private Placement Offering”), (ii) 2,436,587 Shares of Common Stock issuable upon exercise of the certain Series A Warrants (the “Private Placement Series A Warrants”) issued by the Company in the Private Placement Offering, (iii) 2,436,587 Shares of Common Stock issuable upon exercise of the certain Series B Warrants (the “Private Placement Series B Warrants”) issued by the Company in the Private Placement Offering, (iv) 1,439,467 Shares of Common Stock issuable upon exercise of the certain Series A Warrants (the “RD Series A Warrants”, together with the Private Placement Series A Warrants, the “Series A Warrants”) issued by the Company to certain investors pursuant to securities purchase agreements, each dated February 10, 2025, in a registered direct offering that closed on February 14, 2025 (the “RD Offering”), (v) 1,439,467 Shares of Common Stock issuable upon exercise of the certain Series B Warrants (the “RD Series B Warrants”, together with the Private Placement Series B Warrants, the “Series B Warrants”, and the Series B Warrants, together with the Series A Warrants, the “Warrants”) issued by the Company in the RD Offering, (vi) 3,400,000 Shares of Common Stock issued and issuable by the Company to certain advisors (the “Advisors”) of the Company pursuant to certain advisory board agreements, each dated February 10, 2025 (the “Advisory Agreements”), and (vii) 351,851 shares of common stock granted to Christopher Devall by the compensation committee of the Company (the “Compensation Committee”) under the Dominari Holdings Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) those certain securities purchase agreements, dated February 10, 2025, by and among the Company and the Selling Stockholders; (iv) the Warrants; (v) the Advisory Agreements; and (vi) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that (a) the Shares of Common Stock issued by the Company in the Private Placement Offering, (b) upon due exercise of the Warrants described in (ii) through (v) in the first paragraph in accordance with the terms thereof, (c) the Shares of Common Stock issued pursuant to the Advisory Agreements, and (d) the Shares of Common Stock issued by the Compensation Committee under the 2022 Equity Incentive Plan described in (vii) in the first paragraph, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, said Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP